EXHIBIT 99.1

FOR IMMEDIATE RELEASE

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
Contacts:  William J. Vareschi, Jr. (investor          Richard Jonardi (media contact)
           contact)
           Vice Chairman and Chief Executive Officer   Communications Manager
           (615) 297-4255                              (615) 297-4255
           bvareschi@parking.com                       rjonardi@parking.com
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                  HIRAM COX TO JOIN CENTRAL PARKING CORPORATION
              AS SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

NASHVILLE, TENN. (MAY 29, 2001) - Central Parking Corporation (NYSE:CPC) today announced that Hiram A. Cox is joining the Company as senior vice president and chief financial officer effective June 4, 2001.

         Cox, age 44, currently serves as senior vice president and controller of Northwest Airlines Corporation. Prior to joining Northwest Airlines, he held the position of senior vice president and chief financial officer of Yellow Corporation. From 1981-1998, Cox held positions of increasing responsibility at Delta Air Lines including vice president and corporate controller and managing director - Delta Shuttle. He has an MBA from Georgia State University and a Bachelor's degree from University of Georgia.

         William J. Vareschi, Jr., vice chairman and chief executive officer, commented, "Hiram's background includes broad financial experience with particular focus on operations analysis, planning and reporting. He also held direct operating responsibilities in his position as managing director of the Delta Shuttle. His work at both Northwest and Delta involved management positions within large organizations, and that background equips him well to assist the expected growth at Central Parking Corporation. We look forward to his contributions."

         Central Parking Corporation, headquartered in Nashville, Tennessee, is a leading provider of parking and transportation management services. The Company operates approximately 4,100 parking facilities containing approximately
1.5 million spaces at locations in 40 states, the District of Columbia, Canada, Puerto Rico, the United Kingdom, the Republic of Ireland, Chile, Germany, Mexico, Poland, Spain, Venezuela and Greece.

         This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company's current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company's periodic reports filed with the Securities and Exchange Commission.

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